NEWS RELEASE October 8, 2024 CONTACT: Kent Yee Senior Vice President CFO 713-996-4700 – www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS
DXP ENTERPRISES, INC. REFINANCES EXISTING
DEBT AND RAISES AN INCREMENTAL $105M TO DRIVE GROWTH

•$110 million in cash on the balance sheet at close
•Reduces applicable margin for borrowings by one hundred basis points
•Aligns actions to support accelerating acquisition strategy

Houston, TX, -- October 8, 2024 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that it has closed on refinancing existing Senior Secured Term Loan B (“TLB”) borrowings and raising an incremental $105 million in TLB borrowings. Including the new borrowings, DXP will have $649.5 million in Senior Secured Term Loan B borrowings. The TLB borrowings mature on October 13, 2030, and are priced at Term SOFR plus an applicable margin of 3.75 percent.

DXP intends to use the proceeds to repay borrowings under DXP’s existing Senior Secured Term Loan B, and the remaining for general corporate purposes, potential acquisitions, and transaction fees and expenses. The transaction provides DXP with continued operational and financial flexibility to reinvest in the business and pursue its organic and acquisition growth strategy.

The Term Loan B borrowings are priced at 3.75 percent over Term SOFR and continue to include a secured leverage covenant ranging from 5.75:1 to 4.75:1. The new loan under the credit agreement is secured by substantially all of the company’s consolidated assets.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased with another successful refinancing. Like last year at this time, we will take this positive momentum, close out the year strong and look to drive growth in 2025. Our capital allocation strategy includes a mix of continuing to fund growth, applying excess cash flow to debt service, when appropriate, reinvesting in the business through our facilities, equipment and software and supporting DXP in the market. We plan to maintain liquidity and flexibility while pursuing growth opportunities and reinvesting in the business.”

Kent Yee, Chief Financial Officer added, “We are pleased with another successful refinancing of $649.5 million, consisting of our existing $544.5 million in TLB borrowings plus raising an incremental $105 million. This accomplished several objectives, including repricing our existing TLB borrowings, saving an estimated six million in annual interest expense and creating liquidity and flexibility going forward as we look to accelerate growth via acquisitions and strategically reinvest in the business. DXP continues to be well-positioned to support its disciplined growth strategy. DXP continues to diversify and transform the business as evidenced by sales growing from $1.0 billion in 2020 to $1.7 billion for the last twelve months ending June 30, 2024, and covenant compliance adjusted EBITDA growing from $64.9 million in 2020 to over $187.6 million through the twelve months ending June 30, 2024. We appreciate the support from our advisors and lender group. Based on the transaction closing at the end of the second quarter, DXP’s pro forma net debt to EBITDA was 2.75:1”

Additional details regarding the refinanced TLB borrowings will be available in DXP’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission by October 8th.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico, and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include but are not limited to; ability to obtain needed capital, dependence on existing management, leverage, and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission.